Exhibit 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into as of November 4, 2009, between Rimage Corporation, a Minnesota corporation, (the “Company”), and Bernard P. Aldrich, an individual residing at [address] (“Consultant”).

1.	Consideration. The parties acknowledge that the mutual promises, compensation, and benefits set forth in this Agreement constitute good and valuable consideration for the mutual obligations hereunder.

2.

Consulting Services. The Company enters into this Agreement for services with Consultant based upon Consultant’s skills and prior experience as an executive officer of the Company, and his unique knowledge of the Company, its industry and its vendors and customers. Consultant agrees to provide consulting services with respect to matters or transactions of the Company of which he has knowledge, and the nature and scope of the services to be provided, and the time commitment of Consultant to the Company hereunder, shall be determined from time to time by mutual agreement between the Chief Executive Officer of the Company and the Consultant, consistent with the objective of providing the Company the reasonable access to the expertise of Consultant.

3.

Nonexclusive Services. Consultant shall be permitted to provide consulting services to any other person or entity during the term of this Agreement, provided that such outside consulting services are consistent with Consultant’s obligations under this Agreement and the Noncompetition Agreement described in Section 8.

4.	Term. his Agreement shall commence on January 1, 2010 and shall terminate on December 31, 2010 (“Termination Date”), subject to earlier termination as provided in Section 5.

5.	Termination.

(a)	This Agreement may be terminated by mutual agreement of the Company and Consultant.

(b)

Either party may terminate this Agreement in the event of a breach by the other party of the terms of this Agreement and the failure of the breaching party to remedy such breach within ten (10) days after written notice of such breach by the non-breaching party.

(c)

The Company may terminate this Agreement (i) in the event of any fraud, misappropriation, theft, embezzlement or other material act of dishonesty by Consultant against the Company, (ii) upon Consultant’s revocation of the release of claims against the Company executed in consideration for the Separation Agreement, (iii) in the event Consultant is in breach of the Noncompetition Agreement described in Section 7 or (iv) in the event of the Consultant’s death.

(d)	Termination of this Agreement pursuant to Section 5(a), or by the Company pursuant to Section 5(b) or 5(c), shall terminate the Company’s payment obligations under Section 7(a).

6.

Status as Independent Contractor; Taxes. The parties agree that Consultant is an independent contractor of the Company, and under no circumstances shall Consultant be considered an employee of the Company nor shall Consultant have any authority to bind the Company nor impose any obligations on the Company nor hold himself out as having any authority to bind the Company.

(a)

This Agreement shall not be construed as a partnership between Consultant and the Company, and the Company will not be liable for any obligation incurred by Consultant on behalf of the Company without the prior written consent of the Company.

(b)

Consultant agrees that Consultant is fully responsible, at Consultant’s own expense, to discharge all obligations imposed by federal and state law, and shall hold the Company harmless on account of Consultant’s failure to do so. Consultant acknowledges that Consultant is solely responsible for filing all necessary federal, state, and local taxes, including timely payment of estimated income taxes and self-employment taxes. Consultant shall provide a Tax Identification Number as required by the Company.

7.	Fees and Expense Reimbursement. Fees and expense reimbursements for all materials and services of Consultant under this Agreement are as follows:

(a)

Consultant shall be paid an amount of $8,333.33 per month for each month during the term of this Agreement, with such payment to be made on the 15th day of each month beginning January 15, 2010. Payments made to Consultant under this Agreement shall not be subject to income tax, payroll tax and other payroll withholdings by the Company. Consultant agrees that Consultant is fully responsible to discharge all obligations imposed by federal and state tax laws, as provided in Section 6 of this Agreement.

(b)

Company will reimburse Consultant for reasonable business expenses properly incurred by Consultant in performing services under this Agreement and/or any individual assignment. Travel expenses, if any, must be approved by the Company in advance in order for Consultant to receive reimbursement. All expenses to be reimbursed must be accompanied by supporting documentation in accordance with Internal Revenue Service standards and Company policy. Payment of Consultant’s reimbursement requests will be made by the Company within ten (10) business days after receipt of each such request.

8.

Survival of Noncompetition Agreement. Consultant is a party to that certain Nondisclosure and Noncompetition Agreement with the Company dated November 12, 2004 (the “Noncompetition Agreement”) under which the Consultant, while an employee and for a period of time after termination of his employment, is obligated. As additional consideration for this Agreement, the Consultant agrees that all of the terms and conditions of the Noncompetition Agreement shall survive and shall continue to apply to the Consultant during the term of this Agreement and thereafter until December 31, 2011. For purposes of this Agreement, all references in the Noncompetition Agreement to “employee” or “employment” shall be read to refer to the Consultant and to the term of services under this Agreement. In addition, Consultant further agrees that all information that Consultant may be exposed to or acquires in connection with or as a result of the services to be rendered hereunder shall be considered “Confidential Information” under the Noncompetition Agreement and that Section 7 of the Noncompetition Agreement relating to ownership and assignment of inventions will apply with equal force to Consultant’s service to the Company hereunder as it did to Consultant’s service as an employee. This Section shall be deemed an amendment to the Noncompetition Agreement.

9.

Invitee Status. While on Company’s premises in the performance of the services under the Agreement, Consultant shall comply with all Company security and access procedures applicable to third party invitees.

10.

Notices Required. Any notices required or permitted under this Agreement must be in writing and shall be effective when delivered in person or one (1) day after being sent by overnight courier, or three (3) days after deposit in the United States mail, first class postage prepaid. All notices must be delivered to the address of the party receiving such notice specified below, or to such other address as either party may designate:

If to the Company:

Rimage Corporation

7725 Washington Avenue South

Minneapolis, MN 55439

Attention: Robert M. Wolf, CFO

If to Consultant:

Bernard P. Aldrich

[address]

[address]

11.

Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.

Waiver. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the waiving party. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or a limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13.

Assignment. This Agreement and Consultant’s rights and obligations shall not be assignable, in whole or in part, by Consultant without the prior written consent of the Company. If Consultant elects to do business as a partnership or corporation, any such change will not be deemed to be an “assignment” under this provision, provided that the provisions of services hereunder is personal to Consultant, may not be provided by any person or entity other than Consultant individually, and Consultant provides prompt notice to the Company of such change. Any other assignment without the Company’s consent is void. Likewise, without the written consent of the Consultant, the Company may not assign this Agreement, in whole or in part, other than to a person or entity that acquires substantially all of the assets or business of the Company.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflict of laws provisions thereof.

15.

Entire Agreement. This Agreement, the Separation Agreement and the Noncompetition Agreement are the final, complete and exclusive agreements of the parties with respect to the subject matter hereof and supersedes all prior discussions between the Company and Consultant regarding the subject matter hereof. No modification of, or amendment to, this Agreement will be effective unless in writing and signed by both parties.

16.

Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic means by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

17.

Read and Understood. The parties have read this Agreement carefully and understand each of its terms and conditions. Each party has sought independent legal counsel of choice to the extent the party deemed such advice necessary in connection with the review and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 4th day of November, 2009.

RIMAGE CORPORATION		CONSULTANT

By:	/s/ Robert M. Wolf	/s/ Bernard P. Aldrich
	Its: Chief Financial Officer	Bernard P. Aldrich